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                                                       ------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                           (Amendment No. _________)1


                            CPI AEROSTRUCTURES, INC.
                            ------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
                         ------------------------------
                         (Title of Class of Securities)


                                   125919 10 0
                                 --------------
                                 (CUSIP Number)



1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

CUSIP No.  12591 10 0                 13G            Page 2 of __ Pages
----------------------                            ----------------------------

------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Daniel Ligouri
------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)|_|
                                                                         (b)|_|
------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
------------------------------------------------------------------------------
                            5        SOLE VOTING POWER

                                     1,000,000
         NUMBER OF          --------------------------------------------------
          SHARES            6        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    -0-
           EACH             --------------------------------------------------
         REPORTING          7         SOLE DISPOSITIVE POWER
          PERSON
           WITH                       1,000,000
                            --------------------------------------------------
                            8         SHARED DISPOSITIVE POWER

                                      -0-
------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,000,000
------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         |_|
------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   11.2%
------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 5 Pages

Item 1(a).        Name of Issuer:

                  CPI Aerostructures, Inc.
                  ------------------------------------------------------------
Item 1(b.)        Address of Issuer's Principal Executive Offices:

                  200A Executive Drive, Edgewood, NY  11717
                  ------------------------------------------------------------
Item 2(a).        Name of Person Filing:

                  Daniel Ligouri
                  ------------------------------------------------------------
Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  200A Executive Drive, Edgewood, NY  11717
                  ------------------------------------------------------------
Item 2(c).        Citizenship:

                  USA
                  ------------------------------------------------------------
Item 2(d).        Title of Class of Securities:

                  Common Stock, $.001 par value
                  ------------------------------------------------------------
Item 2(e).        CUSIP Number:

                  125919 10 0
                  ------------------------------------------------------------
Item 3.           Not Applicable.

                  ------------------------------------------------------------
Item 4.           Ownership

                  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                  (a)      Amount beneficially owned:

                           1,000,000
                  ------------------------------------------------------------
                  (b)      Percent of class:

                           11.2%
                  ------------------------------------------------------------
                                Page 3 of 5 Pages

                  (c) Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    1,000,000
                  ------------------------------------------------------------
                           (ii)     Shared power to vote or to direct the vote:
                                    None
                  ------------------------------------------------------------
                           (iii) Sole power to dispose or to direct the disposition of:1,000,000
                  ------------------------------------------------------------
                           (iv) Shared power to dispose or to direct the disposition of:None
                  ------------------------------------------------------------

Items 5 through 10:        Not Applicable.


                                Page 4 of 5 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             July 2, 1998
                                      ________________________________________
                                               (Date)

                                        /s/ Daniel Ligouri
                                      ________________________________________
                                               (Signature)

                                      Daniel Ligouri, President -- Kolar, Inc.
                                      ________________________________________
                                                (Name/Title)

                                Page 5 of 5 Pages